UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 regarding the agreements entered by the Company and its wholly owned subsidiaries in connection with the Company’s acquisition of the mezzanine loan described in Item 2.01 is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On January 9, 2007, the Company, through an indirect wholly owned subsidiary, KBS SE Retail, LLC (the “Owner”), purchased an $8,000,000 mezzanine loan (the “Sandmar Mezzanine Loan”) from AIG Mortgage Capital, LLC (the “Seller”), which is not affiliated with the Company or its advisor. The purchase price of the Sandmar Mezzanine Loan was approximately $8,000,000 plus closing costs. The Company funded the acquisition with proceeds from its ongoing public offering.

There are six borrowers under the Sandmar Mezzanine Loan: Westmarket Associates 2006 MB LLC, Little River Associates 2006 MB LLC, Clinton Associates 2006 MB LLC, Newmarket Associates 2006 MB LLC, Apopka Associates 2006 MB LLC and Westgate Associates 2006 MB LLC. Neither the Company nor its advisor is affiliated with any of the borrowers. The Sandmar Mezzanine Loan will bear interest at a fixed rate of 12% and will have an initial maturity date of January 1, 2017. Prior to the maturity date, the borrowers under the Sandmar Mezzanine Loan are required to make monthly interest-only payments to the Owner, with the outstanding principal balance being due on the maturity date.

The borrowers are using the Sandmar Mezzanine Loan to partially fund the acquisition of six grocery-anchored, small neighborhood and single tenant retail centers, which together comprise 818,888 square feet (the “Sandmar Portfolio”), and are using approximately $2.8 million for future capital expenditures and leasing costs. The properties are located in three states, North Carolina (three properties), Florida (two properties), and Tennessee (one property), and have an average occupancy of 91%. Each borrower indirectly owns one of the six properties through a wholly owned subsidiary that holds title to the property.

There is $49,600,000 of senior financing on the Sandmar Portfolio. The senior financing is secured by a mortgage on each of the six properties. Each mortgage is cross defaulted and cross collateralized with the other mortgages so that a default under one mortgage or the senior loan documents shall constitute a default under all of the mortgages.

The Sandmar Mezzanine Loan is secured by, among other things, a pledge by each borrower of its interests in the respective wholly owned subsidiary that each holds title to one of the six properties in the Sandmar Portfolio. The pledge agreements entered by the six borrowers provide that in the event of default under the Sandmar Mezzanine Loan, the Owner may exercise its rights and remedies against each of the mezzanine borrowers. With respect to certain “bad boy” acts, amounts outstanding under the Sandmar Mezzanine Loan are guaranteed by two individuals who have indirect interests in the Sandmar Portfolio.

Pursuant to an intercreditor agreement, the Owner’s right to payment under the Sandmar Mezzanine Loan is subordinate to the right to payment of the lender under the $49,600,000 mortgage loan made to the limited liability companies that directly hold title to the properties. The intercreditor agreement provides that in the event of a default under the Sandmar Mezzanine Loan, the Owner would be entitled to foreclose on the borrowers’ membership interests in the limited liability companies that hold title to the properties subject to the satisfaction of customary transfer provisions set forth in the intercreditor agreement.

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Unlike a foreclosure under a deed of trust or mortgage, the foreclosure of a membership interest entitles the foreclosing party (in this case, the Company’s indirectly wholly owned subsidiary) to take title to an equity interest rather than actually taking title to the real property. Foreclosure on the membership interests in this transaction would allow the Owner to take indirect control of the Sandmar Portfolio, subject to the senior debt related to the properties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: January 16, 2007	By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer